Exhibit 10.1
MUTUAL RELEASE AND SETTLEMENT AGREEMENT
     This Mutual Release and Settlement Agreement (“Settlement Agreement”) is made and entered into by and among the following entities (all collectively referred to below as the “Parties” or referred to individually as a “Party”):
     (a) Maxim Integrated Products, Inc. and its wholly owned subsidiary Dallas Semiconductor, Inc. (collectively “Maxim”);
     (b) Sumitomo Bakelite Co., Ltd. (“Sumitomo Bakelite Co.”);
     (c) Sumitomo Plastics America, Inc. (“Sumitomo Plastics,” and, together with Sumitomo Bakelite Co., “Sumitomo Bakelite”) and
     (d) Amkor Technology, Inc. (“Amkor”);
     (e) including, for each of the foregoing, its predecessors, successors, parents, subsidiaries, related entities, officers, directors, attorneys, agents, and employees.
RECITALS
     A. Differences have arisen among various parties to this Settlement Agreement concerning, among other matters, the responsibility for the alleged failure of certain of Maxim’s semiconductor chips, integrated circuit devices or other products distributed by Maxim that were assembled using a molding compound supplied by Sumitomo Bakelite containing inorganic phosphorus as a flame retardant (referred to hereinafter as “Maxim Chips”).
     B. On July 18, 2003, Maxim commenced an action against Sumitomo Bakelite and Amkor in the Superior Court of the State of California, County of Santa Clara, Case No. CV001310. Maxim subsequently amended its complaint, through a Third Amended Complaint, and Amkor filed a cross-complaint against Sumitomo Bakelite Co., Ltd. The various iterations of the action referred to in this paragraph are collectively referred to herein as the “Maxim Litigation.”

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     C. On April 27, 2006, Maxim and Sumitomo Bakelite participated in a mediation before retired Judge Eugene Lynch. By agreement, Sumitomo Bakelite had authority to negotiate a settlement on behalf of Amkor at the mediation as well. Maxim and Sumitomo Bakelite were represented by counsel at the mediation, and counsel for Amkor was consulted during the mediation. These negotiations led to a compromise and settlement of the Maxim Litigation approved by all Parties.
     D. The Parties to this Settlement Agreement wish to settle hereby any and all disputes among them relating to the Maxim Chips or the Maxim Litigation. Specifically, it is the intent of the Parties hereto to resolve finally and completely all disputes and claims among Maxim, Sumitomo Bakelite Co., Sumitomo Plastics America and Amkor that relate in any way to the Maxim Chips or that were or could have been asserted in the Maxim Litigation.
TERMS
     1. Effective Date
          (a) The effective date of this Settlement Agreement shall be April 27, 2006, the date on which the parties executed a settlement agreement at the mediation of the Maxim Litigation. When this Settlement Agreement has been executed by all parties, the settlement agreement executed at the mediation shall become null and void, consistent with paragraph 16 of this Settlement Agreement.
     2. Payment
          (a) Sumitomo Bakelite and Amkor will pay to Maxim a combined settlement payment in the amount of $7,000,000 (Seven Million Dollars) (the “Settlement Payment”). Sumitomo Bakelite’s portion of the Settlement Payment shall be $4,000,000 (Four Million Dollars), and Amkor’s portion shall be $3,000,000 (Three Million Dollars). Payment shall be made on the schedule set forth in this Paragraph 2.

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          (b) On or before May 25, 2006, counsel for Sumitomo Bakelite and counsel for Amkor shall each notify counsel for Maxim by facsimile or e-mail (with a copy to counsel for the other defendant), with confirmation by telephone, that their clients are prepared to deliver their portion of the Settlement Payment by wire transfer. Upon receiving that notification, counsel for Maxim shall file with the Court the dismissals identified in paragraph 9 of this Settlement Agreement, and shall serve on counsel for Sumitomo Bakelite and Amkor file stamped copies of such dismissals, by facsimile and either overnight mail or by hand.
          (c) Within twenty-four hours of receipt of the overnight mail or hand delivery copies of the file stamped copies of the dismissals, Sumitomo Bakelite and Amkor shall each deliver their portion of the Settlement Payment to Maxim by wire transfer. The Settlement Payment will be made to the following account by wire transfer:

Bank:	Bank of America NT & SA
Customer Service America 1233
1850 Gateway Boulevard
Concord, California 94520
ABA #:	121000358
Swift Code:	BOFAUS6S
Beneficiary :	maxim Integrated products
Account #:	1233-257414
     3. Releases
     In consideration of the mutual promises and covenants contained herein, including the payments as set forth above, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the Parties, including for each predecessors, successors, parent, subsidiaries, related entities, insurers, officers, directors, attorneys, agents, and employees, hereby fully and forever, as broadly as possible, release, discharge, and covenant not to sue or otherwise institute legal or administrative proceedings against one another with respect to any dispute relating to or arising from any claim of any failure of a Maxim Chip alleged to be due to the use of Sumitomo Bakelite molding compounds containing inorganic phosphorus as a flame

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retardant, or any dispute that was asserted or that could have been asserted in the Maxim Litigation, or related to the institution, prosecution, defense, and settlement of that litigation (except enforcement of the Settlement Agreement), including without limitation claims for breach of express or implied contract, breach of express or implied warranty, breach of the implied covenant of good faith and fair dealing, quantum meruit, fraud, negligent misrepresentation, express, implied, or equitable indemnity, promissory estoppel, negligence, intentional or negligent interference with contract or economic advantage, defamation, violation of the California Commercial Code, the California Business and Professions Code, or any other statute, abuse of process, malicious prosecution, and all other liabilities, claims, and injuries of every nature, kind, and description, in law, equity, or otherwise, whether or not now known or ascertained, which heretofore do or may exist between or among them connected with the events and transactions alleged in the pleadings filed in the Maxim Litigation.
     4. Indemnification
     Maxim shall indemnify and hold harmless Sumitomo Bakelite and Amkor against any damages, attorneys’ fees, and costs they incur to the extent that such damages, attorneys’ fees or costs are incurred as a result of any claim of defective product sold or distributed by Maxim arising from the use of Sumitomo Bakelite molding compounds containing inorganic phosphorus as a flame retardant.
     5. No Admission of Wrongdoing
     Nothing contained in this Settlement Agreement shall constitute or be treated as an admission of liability or wrongdoing by any Party. Nothing in this Settlement Agreement shall be admissible in any future dispute involving any Party, except an action to enforce this Settlement Agreement.

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     6. Complete Defense
     The mutual release provided in this Settlement Agreement may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of this release.
     7. Confidentiality
     All Parties and their attorneys agree that they shall not, except pursuant to a specific order issued by a court of competent jurisdiction or as may otherwise be required by law, disclose to any third party the terms of this Settlement Agreement or the consideration referred to herein. However, nothing in this Settlement Agreement shall prevent any Party from disclosing information that is already in the public domain, developed independently of this litigation, received without an obligation of confidentiality, or information that is required to be disclosed by law (including without limitation the rules of any stock exchange), pursuant to legal process or applicable accounting rules, or in a lawsuit to enforce this Agreement. Nor does this Settlement Agreement preclude any Party from stating that there was a settlement, that all claims and cross-claims were dismissed, or that there was no admission of wrongdoing or liability with respect to the matters asserted in the lawsuit. In addition any Party may disclose the terms of the Settlement Agreement to its attorneys, accountants, and insurers.
     8. Waiver of Unknown Claims
     All Parties hereby represent and warrant that they understand and expressly waive any and all rights and benefits conferred upon them by the provisions of section 1542 of the California Civil Code, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of

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executing the release, which if known by him must have materially affected his settlement with the debtor.
All Parties agree that the mutual release provided in this Settlement Agreement shall extend and apply to all unknown, unsuspected, and unanticipated claims, demands, injuries, or damages against one another related to or arising from any claim of any failure of a Maximum Chip alleged to be due to the use of Sumitomo Bakelite molding compounds containing inorganic phosphorus as flame retardant, or related to the Maxim Litigation, and expressly waive any equivalent provision of any statute of the United States or any other state or jurisdiction.
     9. Dismissal
     Consistent with Paragraph 2 above, the Parties will execute and file all papers necessary to accomplish the dismissal with prejudice of the Maxim Litigation in its entirety, with prejudice. These papers will be substantially in the form attached hereto as Exhibit A to this Settlement Agreement.
     10. Costs
     Each Party shall bear its own costs and attorneys’ fees incurred in the Maxim Litigation.
     11. Governing Law
     This Settlement Agreement shall be governed, construed and enforced in accordance with the laws of the State of California without regard to principles of choice of law or conflicts of law.
     12. Enforcement/Interpretation
     The Parties agree that the Honorable Jack Komar of the Superior Court of California, or if he is not available, such other judge as may be assigned from the Santa Clara County Superior Court, shall retain jurisdiction for purposes of enforcement and/or dispute resolution concerning this Settlement Agreement.

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     13. Advice of Counsel
     Each Party affirms and acknowledges that it has executed this Settlement Agreement voluntarily and without coercion, that it has not relied on any prior or contemporaneous written or oral representations extrinsic or collateral to the terms of this Settlement Agreement, and that it has obtained legal advice from its attorneys in entering into this Settlement Agreement. The Parties expressly declare and agree that this Settlement Agreement shall be deemed to have been drafted jointly by the Parties, and no Party shall be treated as having drafted the agreement for purposes of construction. No ambiguities in this Settlement Agreement may be resolved in favor of one Party because the other Party is the drafter of this Settlement Agreement.
     14. Further Assurances
     Each Party agrees to cooperate in taking any actions and executing any documents that may be necessary to give effect to the provisions of this Settlement Agreement.
     15. Protective Order
     Except as otherwise stated in this Settlement Agreement, the Parties agree that the Protective Order entered in the Maxim Litigation shall remain in full force and effect notwithstanding this Settlement Agreement.
     16. Entire Agreement
     This Settlement Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understanding, negotiations and discussion, whether oral or written, between and among the Parties. No supplement, modification, waiver or termination of the Settlement Agreement or any provision hereof shall be binding unless executed in writing by each Party to be bound thereby.
     17. Remedies in the Event of Breach
     If any Party to this Settlement Agreement initiates legal action to enforce this Settlement

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Agreement, then any Party that is found (in a final decision from which no further appeal may be brought) to have breached the Settlement Agreement shall be liable to each prevailing Party in such action for its reasonable attorneys’ fees and costs.
     18. Joint Representation and Warranties
     Each Party to this Settlement Agreement represents and warrants: (a) that the execution and delivery of this Settlement Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other actions; (b) that the execution and delivery of this Settlement Agreement constitutes a legal and binding obligation of each respective Party; (c) that it has not sold, assigned, or otherwise transferred any interest in the claims, demands, debts, liabilities, causes of action, or suits that are the subject of this Settlement Agreement, and will not do so; and (d) that the releases granted herein constitute legal and binding obligations of the respective Parties hereto.
     19. Partial Invalidity
     If any provision in this Settlement Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of the Settlement Agreement shall nevertheless continue in full force without being impaired or invalidated in any way.
     20. Authority
     Each Party hereto warrants that the individual signing this Settlement Agreement on behalf of that Party has full authority to do so and that each Party intends to be bound by the signature of the individual it designates to sign this Settlement Agreement.
     21. Counterparts/Execution by Faxed Signatures
     This Settlement Agreement may be executed in any number of counterparts, but all such counterparts shall constitute but one and the same instrument and this Settlement Agreement shall become effective upon the execution and exchange of counterpart originals by each Party.

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In addition, this Settlement Agreement may be executed via signatures transmitted by facsimile, and such signatures shall be deemed in all respects the same as original signatures. Provided, however, that even if the Settlement Agreement is originally executed using signatures transmitted by facsimile, the Parties will cooperate eventually to provide copies of the Settlement Agreement with original signatures to any other Party that requests such a copy.
     22. Headings The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms of this Settlement Agreement.
     IN WITNESS WHEREOF, the undersigned have executed this Mutual Release and Settlement Agreement on the day and the year written below.

Dated: May 24, 2006	MAXIM INTEGRATED PRODUCTS, INC.

	By:	/s/ Ed Medlin

Its: Vice President

Dated: May 25, 2006	SUMITOMO BAKELITE CO., LTD.

	By:	/s/ T. Terasawa

	Its:	Executive Officer, General Affairs & Human Resources Department

Dated: May 24, 2006	SUMITOMO PLASTICS AMERICA, INC.

	By:	/s/ Hiroyuki Yamada

Its: Vice-President

Dated: May 24, 2006	AMKOR TECHNOLOGY, INC.

	By:	/s/ KENNETH T. JOYCE

	Its:	Executive Vice President & CFO

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